Bunge Reports Third Quarter 2024 Results
St. Louis, MO - October 30, 2024 - Bunge Global SA (NYSE: BG) today reported third quarter 2024 results
•Q3 GAAP diluted EPS of $1.56 vs. $2.47 in the prior year; $2.29 vs. $2.99 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Solid performances in Agribusiness and Refined and Specialty Oils; however, results were down from the prior year reflecting the current global margin environment
•Continued to advance Viterra integration planning and other growth priorities, including closing the sale of the sugar & bioenergy joint venture
•Repurchased $200 million of common shares during Q3, bringing the YTD total to $600 million
•Adjusted full-year EPS outlook now expected to be at least $9.25

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered a strong third quarter, staying nimble and leveraging our global platform to capture opportunities against shifting market dynamics around the world. We made progress on key priorities, including closing the sale of the BP Bunge Bioenergia joint venture and delivering value to our shareholders through share repurchases. At the same time, we continued to advance integration planning for our announced combination with Viterra, and have made progress toward the remaining regulatory approvals.

“The third quarter has again proven the value of our global footprint, operating model and approach, which underscores the benefit of further diversification across geographies and crops that our combination with Viterra will bring.”

➢	Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income attributable to Bunge	$221	$373	$535	$1,627
Net income per share-diluted (6)	$1.56	$2.47	$3.73	$10.71

Mark-to-market timing differences (a)	$0.16	$0.14	$1.91	$(1.29)
Certain (gains) & charges (b)	$0.57	$0.38	$1.42	$0.55
Adjusted Net income per share-diluted (c)(6)	$2.29	$2.99	$7.06	$9.97

Core Segment EBIT (c) (d)	$539	$711	$1,437	$2,674
Mark-to-market timing differences (a)	3	34	343	(261)
Certain (gains) & charges (b)	19	(10)	19	(29)
Adjusted Core Segment EBIT (c)	$561	$735	$1,799	$2,384

Corporate and Other EBIT (c)	$(138)	$(182)	$(421)	$(417)
Certain (gains) & charges (b)	62	68	185	102
Adjusted Corporate and Other EBIT (c)	$(76)	$(114)	$(236)	$(315)

Non-core Segment EBIT (c) (e)	$6	$55	$9	$125
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$6	$55	$9	$125

Total Segment EBIT (c)	$407	$584	$1,025	$2,382
Mark-to-market timing differences (a)	3	34	343	(261)
Certain (gains) & charges (b)	81	58	204	73
Adjusted Total Segment EBIT (c)	$491	$676	$1,572	$2,194

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories ("RMI"), and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c. On June 19, 2024, Bunge entered into a definitive share purchase agreement to sell its 50% ownership share in BP Bunge Bioenergia. Further, on October 1, 2024, the transaction closed in accordance with the terms of the share purchase agreement.

➢	Third Quarter Results
Core Segments
Agribusiness

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Volumes (in thousand metric tons)	19,892	18,854	60,663	55,497

Net Sales	$9,292	$10,082	$28,689	$31,809

Gross Profit	$392	$645	$1,135	$2,450

Selling, general and administrative expense	$(147)	$(145)	$(452)	$(428)

Foreign exchange (losses) gains – net	$20	$(52)	$(81)	$(77)

EBIT attributable to noncontrolling interests	$4	$(9)	$14	$(29)

Other income (expense) - net	$79	$36	$188	$54

Income (loss) from affiliates	$(26)	$(14)	$(66)	$(19)

Segment EBIT	$322	$461	$738	$1,951
Mark-to-market timing differences	25	21	394	(264)
Certain (gains) & charges	19	(10)	19	(29)
Adjusted Segment EBIT	$366	$472	$1,151	$1,658

Certain (gains) & charges, Net income (loss) attributable to Bunge	$19	$(9)	$19	$(25)
Certain (gains) & charges, Earnings per share	$0.13	$(0.06)	$0.13	$(0.17)

Processing (2)

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Processing EBIT	$219	$430	$521	$1,653
Mark-to-market timing differences	53	(2)	427	(281)
Certain (gains) & charges	19	(4)	19	(18)
Adjusted Processing EBIT	$291	$424	$967	$1,354
Higher results in South America and Europe soy crush were more than offset by lower results in North America, Asia and Europe softseeds.

Merchandising (2)

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Merchandising EBIT	$103	$31	$217	$298
Mark-to-market timing differences	(28)	23	(33)	17
Certain (gains) & charges	—	(6)	—	(11)
Adjusted Merchandising EBIT	$75	$48	$184	$304
Higher results were driven by improved performance in our financial services, ocean freight and global oils businesses more than offsetting lower results in global grains.
Refined & Specialty Oils

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Volumes (in thousand metric tons)	2,334	2,278	6,829	6,636

Net Sales	$3,158	$3,601	$9,519	$11,090

Gross Profit	$338	$352	$1,012	$1,027

Selling, general and administrative expense	$(103)	$(98)	$(303)	$(291)

Foreign exchange (losses) gains – net	$(8)	$(2)	$(21)	$8

EBIT attributable to noncontrolling interests	$(13)	$(6)	$(31)	$(17)

Other income (expense) - net	$(14)	$(19)	$(46)	$(50)

Segment EBIT	$200	$227	$611	$677
Mark-to-market timing differences	(18)	3	(32)	(6)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$182	$230	$579	$671

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Refined & Specialty Oils Summary

Higher results in Asia were more than offset by lower results in North and South America. Results in Europe were in line with last year.

Milling

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Volumes (in thousand metric tons)	961	890	2,806	2,555

Net Sales	$407	$479	$1,189	$1,484

Gross Profit	$43	$50	$169	$121

Selling, general and administrative expense	$(25)	$(25)	$(74)	$(70)

Other income (expense) - net	$(1)	$(2)	$(4)	$(5)

Segment EBIT	$17	$23	$88	$46
Mark-to-market timing differences	(4)	10	(19)	9
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$13	$33	$69	$55

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Milling Summary

Slightly higher results in North America were more than offset by lower results in South America where high raw material costs pressured margins.

Corporate and Other

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Gross Profit	$(2)	$(4)	$(7)	$(11)

Selling, general and administrative expense	$(161)	$(178)	$(494)	$(430)

Foreign exchange (losses) gains – net	$2	$6	$3	$5

Other income (expense) - net	$23	$(7)	$74	$34

Income (loss) from affiliates	$—	$—	$1	$(17)

Corporate and Other EBIT	$(138)	$(182)	$(421)	$(417)
Certain (gains) & charges	62	68	185	102
Adjusted Corporate and Other EBIT	$(76)	$(114)	$(236)	$(315)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$62	$67	$185	$109
Certain (gains) & charges, Earnings per share	$0.44	$0.44	$1.29	$0.72

Corporate

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Corporate EBIT	$(154)	$(155)	$(462)	$(381)
Certain (gains) & charges	62	48	185	66
Adjusted Corporate EBIT	$(92)	$(107)	$(277)	$(315)
Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Other EBIT	$16	$(27)	$41	$(36)
Certain (gains) & charges	—	20	—	36
Adjusted Other EBIT	$16	$(7)	$41	$—

Corporate and Other Summary

The decrease in Corporate expenses was primarily driven by lower performance-based compensation. Higher Other results were related to Bunge Ventures and our captive insurance program.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net Sales	$38	$56	$130	$192

Gross Profit	$1	$2	$3	$4

Income (loss) from affiliates	$6	$53	$8	$119

Segment EBIT	$6	$55	$9	$125
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$6	$55	$9	$125

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—
Sugar & Bioenergy Summary

Higher sugar and ethanol volumes were more than offset by higher operating costs and lower ethanol prices. Lower results also reflected foreign exchange translation losses on U.S. dollar denominated debt in the quarter compared to translation gains in the prior year.

Cash Flow

	Nine Months Ended
	Sep 30, 2024	Sep 30, 2023
Cash provided by (used for) operating activities	$847	$1,860
Certain reconciling items to Adjusted funds from operations (4)	436	75
Adjusted funds from operations (4)	$1,283	$1,935

Cash provided by operations in the nine months ended September 30, 2024 was $847 million compared to $1,860 million in the same period last year. The reduction of cash from operations was primarily driven by lower reported net income. Adjusted funds from operations (FFO) was $1,283 million compared to $1,935 million in the prior year.(4)

Income Taxes

For the nine months ended September 30, 2024, income tax expense was $236 million compared to $495 million in the prior year. The decrease was primarily due to lower pre-tax income in 2024.

➢	Outlook(5)
Taking into account year-to-date results, the current margin environment and forward curves, and the loss of income due to the sale of our ownership in the sugar & bioenergy joint venture, we now expect full-year 2024 adjusted EPS to be at least $9.25.

In Agribusiness, full-year results are forecasted to be up slightly from our previous outlook, reflecting the better than expected third quarter, but down compared to last year.

In Refined and Specialty Oils, full-year results are expected to be up from our previous outlook, but down compared to last year’s record performance.

In Milling, full-year results are expected to be down from our previous outlook reflecting the lower than expected third quarter, but up from last year.

In Corporate and Other, full-year results are expected to be similar to our previous outlook.

In Non-Core, full-year results are expected to be down considerably from our previous outlook due to the lower than expected third quarter and the loss of income from the sale of our ownership in the joint venture, which closed on October 1, 2024.

Additionally, the Company currently expects the following for 2024: an adjusted annual effective tax rate range of 22% to 24%; net interest expense in the range of $285 to $305 million; capital expenditures in the upper end of the range of $1.2 to $1.4 billion; and depreciation and amortization of approximately $450 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, October 30, 2024 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q3 2024 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on October 30, 2024, continuing through November 30, 2024. To listen to it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 3084987.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s pending business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024.

Investor Contact: Ruth Ann Wisener Bunge Global SA 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended September 30, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (6)		Segment EBIT
Three Months Ended September 30,	2024	2023	2024	2023	2024	2023

Core Segments:	$(19)	$9	$(0.13)	$0.06	$(19)	$10
Agribusiness	$(19)	$9	$(0.13)	$0.06	$(19)	$10
Impairment of equity method investment	(19)	—	(0.13)	—	(19)	—
Ukraine-Russia War	—	9	—	0.06	—	10

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(62)	$(67)	$(0.44)	$(0.44)	$(62)	$(68)
Acquisition and integration costs	(62)	(47)	(0.44)	(0.31)	(62)	(48)
Impairment of equity method and other investments	—	(20)	—	(0.13)	—	(20)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(81)	$(58)	$(0.57)	$(0.38)	$(81)	$(58)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the three months ended September 30, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
EBIT for the three months ended September 30, 2023 included a mark-to-market gain of $10 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.

Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023
Cost of goods sold	$(5)	$—
Selling, general and administrative expenses	(57)	(48)
Interest expense	(5)	(1)
Income tax (expense) benefit	5	2
Net income (loss)	$(62)	$(47)
EBIT for the three months ended September 30, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the nine month periods ended September 30, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (6)		Segment EBIT
Nine months ended September 30,	2024	2023	2024	2023	2024	2023

Core Segments:	$(19)	$25	$(0.13)	$0.17	$(19)	$29
Agribusiness	$(19)	$25	$(0.13)	$0.17	$(19)	$29
Impairment of equity method investment	(19)	—	(0.13)	—	(19)	—
Ukraine-Russia War	—	25	—	0.17	—	29

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(185)	$(109)	$(1.29)	$(0.72)	$(185)	$(102)
Acquisition and integration costs	(185)	(73)	(1.29)	(0.48)	(185)	(66)
Impairment of equity method and other investments	—	(36)	—	(0.24)	—	(36)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(204)	$(84)	$(1.42)	$(0.55)	$(204)	$(73)

Core Segments
Agribusiness
EBIT for the nine months ended September 30, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
EBIT for the nine months ended September 30, 2023 included a mark-to-market gain of $29 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.

Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended
(US$ in millions)	Sep 30, 2024	Sep 30, 2023
Cost of goods sold	$(5)	$—
Selling, general and administrative expenses	(180)	(66)
Interest expense	(13)	(12)
Income tax (expense) benefit	13	5
Net income (loss)	$(185)	$(73)
EBIT for the nine months ended September 30, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.
EBIT for the nine months ended September 30, 2023 included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net sales	$12,908	$14,227	$39,566	$44,604
Cost of goods sold	(12,136)	(13,182)	(37,254)	(41,013)
Gross profit	772	1,045	2,312	3,591
Selling, general and administrative expenses	(437)	(447)	(1,325)	(1,220)
Foreign exchange (losses) gains – net	14	(47)	(101)	(64)
Other income (expense) – net	87	8	212	35
Income (loss) from affiliates	(20)	39	(58)	83
EBIT attributable to noncontrolling interest (a) (1)	(9)	(14)	(15)	(43)
Total Segment EBIT	407	584	1,025	2,382
Interest income	33	38	112	121
Interest expense	(127)	(133)	(358)	(374)
Income tax (expense) benefit	(89)	(114)	(236)	(495)
Noncontrolling interest share of interest and tax (a) (1)	(3)	(2)	(8)	(7)
Net income (loss) attributable to Bunge (1)	$221	$373	$535	$1,627

Net income (loss) attributable to Bunge shareholders - diluted (6)	$1.56	$2.47	$3.73	$10.71
Weighted–average shares outstanding - diluted (6)	142	151	144	152

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2024	2023
Assets
Cash and cash equivalents	$2,836	$2,602
Trade accounts receivable, net	2,100	2,592
Inventories (a)	7,465	7,105
Other current assets	3,518	4,051
Total current assets	15,919	16,350
Property, plant and equipment, net	5,115	4,541
Operating lease assets	937	926
Goodwill and other intangible assets, net	840	887
Investments in affiliates	1,136	1,280
Other non-current assets	1,320	1,388
Total assets	$25,267	$25,372

Liabilities and Equity
Short-term debt	$755	$797
Current portion of long-term debt	663	5
Trade accounts payable	3,211	3,664
Current operating lease obligations	288	308
Other current liabilities	2,774	2,913
Total current liabilities	7,691	7,687
Long-term debt	4,777	4,080
Non-current operating lease obligations	595	566
Other non-current liabilities	1,046	1,224
Total liabilities	14,109	13,557
Redeemable noncontrolling interest	2	1
Total equity	11,156	11,814
Total liabilities, redeemable noncontrolling interest and equity	$25,267	$25,372
(a) Includes RMI of $6,195 million and $5,837 million at September 30, 2024 and December 31, 2023, respectively. Of the total RMI, $4,759 million and $4,242 million can be attributable to merchandising activities at September 30, 2024 and December 31, 2023, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2024	2023
Operating Activities
Net income (loss) (1)	$558	$1,677
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	36	56
Foreign exchange (gain) loss on net debt	39	(151)
Depreciation, depletion and amortization	345	317
Share-based compensation expense	49	51
Deferred income tax expense (benefit)	(43)	115
Results from affiliates	39	(100)
Other, net	48	65
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	382	306
Inventories	(557)	933
Secured advances to suppliers	146	(228)
Trade accounts payable and accrued liabilities	(386)	(690)
Advances on sales	(179)	(227)
Net unrealized (gain) loss on derivative contracts	533	(247)
Margin deposits	(152)	(111)
Recoverable and income taxes, net	(148)	(19)
Marketable securities	7	(17)
Other, net	130	130
Cash provided by (used for) operating activities	847	1,860
Investing Activities
Payments made for capital expenditures	(887)	(805)
Proceeds from investments	739	21
Payments for investments	(872)	(26)
Settlement of net investment hedges	(4)	(57)
Proceeds from beneficial interest in securitized trade receivables	—	85
Proceeds from sales of businesses and property, plant and equipment	6	165
Proceeds from investments in affiliates	103	—
Payments for investments in affiliates	(23)	(136)
Other, net	(19)	107
Cash provided by (used for) investing activities	(957)	(646)
Financing Activities
Net borrowings (repayments) of short-term debt	(6)	416
Net proceeds (repayments) of long-term debt	1,284	121
Debt issuance costs	(24)	(25)
Repurchases of registered or common shares	(600)	(466)
Dividends paid to registered or common shareholders	(287)	(287)
Contributions from (Return of capital to) noncontrolling interest	41	40
Other, net	(32)	(12)
Cash provided by (used for) financing activities	376	(213)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	—	40
Net increase (decrease) in cash and cash equivalents, and restricted cash	266	1,041
Cash and cash equivalents, and restricted cash - beginning of period	2,623	1,152
Cash and cash equivalents, and restricted cash - end of period	$2,889	$2,193

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-core reportable segments and Total reportable segments together with Corporate and Other. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Bunge's management believes Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2024. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2024, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$221	$373	$535	$1,627
Interest income	(33)	(38)	(112)	(121)
Interest expense	127	133	358	374
Income tax expense (benefit)	89	114	236	495
Noncontrolling interest share of interest and tax	3	2	8	7
Total Segment EBIT	$407	$584	$1,025	$2,382

Agribusiness EBIT	$322	$461	$738	$1,951
Refined and Specialty Oils EBIT	200	227	611	$677
Milling EBIT	17	23	88	$46
Core Segment EBIT	$539	$711	$1,437	$2,674

Corporate and Other EBIT	$(138)	$(182)	$(421)	$(417)

Sugar & Bioenergy EBIT	$6	$55	$9	$125
Non-Core Segment EBIT	$6	$55	$9	$125

Total Segment EBIT	$407	$584	$1,025	$2,382
Mark-to-market timing difference	3	34	343	(261)
Certain (gains) & charges	81	58	204	73
Adjusted Total Segment EBIT	$491	$676	$1,572	$2,194

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$221	$373	$535	$1,627
Adjustment for Mark-to-market timing difference	22	21	274	(196)
Adjusted for Certain (gains) and charges:
Acquisition and integration costs	62	47	185	73
Impairment of equity method and other investments	19	20	19	36
Ukraine-Russia war	—	(9)	—	(25)
Adjusted Net income (loss) attributable to Bunge (a)	$324	$452	$1,013	$1,515
Weighted-average shares outstanding - diluted (b)(6)	142	151	144	152
Adjusted Net income (loss) per share - diluted (6)	$2.29	$2.99	$7.06	$9.97
(a) As of July 1, 2024, Bunge changed its methodology for calculating non-GAAP interim period Adjusted Effective Tax Rate (“Adjusted ETR”). This change has no impact on Bunge’s methodology for calculating the non-GAAP forecasted and actual annual Adjusted ETR. Management believes the new methodology is better aligned to the interim period US GAAP ETR calculation, and represents an improvement over the prior method, which calculated tax on items excluded from Adjusted Net Income (loss) attributable to Bunge on a discrete basis in each interim period. The cumulative YTD impact of the methodology change through June 30, 2024 was $19 million and is included in Adjusted Net income (loss) attributable to Bunge for the three months ended September 30, 2024.
(b) There were less than 1 million anti-dilutive contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three and nine months ended September 30, 2024 and 2023.

Adjusted Annual Effective Tax Rate

Adjusted Annual Effective Tax Rate is calculated as projected Income tax expense for 2024 adjusted for projected income tax related to certain gains and charges and mark-to-market timing differences divided by projected income before income taxes adjusted by these same excluded items. This information is provided only on a non-GAAP basis without reconciliation to the projected Annual Effective Tax Rate, the most directly comparable U.S. GAAP measure, due to the inability to quantify the amounts necessary to calculate projected net income per share, as described above. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant adjustments from Adjusted Annual Effective Tax Rate. The Adjusted Annual Effective Tax Rate is used by management and can be useful to investors to review the Company's consolidated effective tax rate on a consistent basis.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended September 30,		Nine months ended September 30,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$221	$373	$535	$1,627
EBIT attributable to noncontrolling interest	9	14	15	43
Noncontrolling interest share of interest and tax	3	2	8	7
Net income (loss)	$233	$389	$558	$1,677

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Nine months ended September 30,
(US$ in millions)	2024	2023
Cash provided by (used for) operating activities	$847	$1,860
Foreign exchange gain (loss) on net debt	(39)	151
Working capital changes	224	170
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(23)	(50)
Mark-to-Market timing difference, after tax	274	(196)
Adjusted FFO	$1,283	$1,935

(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2024 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.
(6)    On November 1, 2023, Bunge Global SA completed the change of its jurisdiction of incorporation of its group holding company from Bermuda to Switzerland (the "Redomestication"). The Redomestication, which was approved by Bunge Limited shareholders on October 5, 2023, was effected pursuant to a scheme of arrangement under Bermuda law. Each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge Global SA (the "registered shares"). References to the terms "share," "common share," or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge Global SA registered shares after the Redomestication, unless otherwise specified.